Exhibit 99.1

Beacon Roofing Supply Completes New $500 Million Credit Facility

PEABODY, Mass.—(BUSINESS WIRE)—November 2, 2006—Beacon Roofing

Supply, Inc. (Nasdaq: BECN) (“Beacon” or the “Company”) announced today that it has entered into a new, seven-year $500 million U.S. senior secured credit facility and a C$15 million senior secured Canadian credit facility with GE Antares Capital (“GE Antares”) and a syndicate of other lenders (combined, the “Credit Facility”). The Credit Facility refinanced the Company’s prior $360 million credit facilities that also were provided through GE Antares.  GE Capital Markets, Inc., served as the sole lead arranger and bookrunner on the new facility, which provides the Company with lower interest rates and readily available funds for future acquisitions and ongoing working capital requirements.

The Credit Facility consists of a U.S. revolving credit facility of $150 million (the “US Revolver”), which includes a sub-facility of $20 million for letters of credit, and a $350 million term loan (the “Term Loan”). The Term Loan has required amortization of 1% per year, payable in quarterly installments, and the remainder is due in 2013. The Credit Facility also includes a C$15 million senior secured revolving credit facility provided by GE Canada Finance Holding Company. The Company may also expand the Credit Facility by up to an additional $200 million under certain conditions.

The US Revolver carries an interest rate of LIBOR plus 1% and the Term Loan carries an interest rate of LIBOR plus 2%. Unused fees on the revolving credit facilities are 0.25%.  Availability under the revolving credit facilities is limited to 85% of eligible accounts receivable, increasing to 90% from January through April of each year. Financial covenants, which apply only to the Term Loan, are limited to a leverage ratio and a yearly capital expenditure limitation.

David Grace, the Company’s Senior Vice-President & Chief Financial Officer, stated, “We are very pleased to continue and expand our productive relationship with GE Antares, which understands our business and our unique position in the roofing and other building products industry. This new credit facility provides the Company with substantial additional liquidity and greater financial flexibility to continue to aggressively pursue attractive acquisitions. It also reduces both our LIBOR margin pricing and financial covenant monitoring. This is a major accomplishment for the Company.”

Peter McWeeny, Vice President, GE Antares, remarked, “With this new facility, we look forward to continuing to assist Beacon in expanding its already significant presence in the North American roofing and building products market. Beacon has a talented and experienced management team that has been very successful in growing the Company quickly and profitably and we highly value our partnership with them.”

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products operating 156 branches in 31 states and in Eastern Canada.

For more information:  Dave Grace, CFO 978-535-7668 x14

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward- looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.